As filed with the Securities and Exchange Commission on August 12, 2019
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Hornbeck Offshore Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	72-1375844
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
103 NORTHPARK BOULEVARD, SUITE 300
COVINGTON, LA 70433
(Address of Principal Executive Offices) (Zip Code)
Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan
(Full title of the plan)
Todd M. Hornbeck
President, Chief Executive Officer and Chairman
Hornbeck Offshore Services, Inc.
103 Northpark Boulevard, Suite 300
Covington, Louisiana 70433
(985) 727-2000
(Name, address and telephone number, including area code, of agent for service)
With Copies to:
R. Clyde Parker, Jr., Esq.
Winstead PC
24 Waterway Avenue, Suite 500
The Woodlands, Texas 77380
(281) 681-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Incentive Compensation Plan Common Stock, $0.01 par value per share (3)	7,000,000	$0.80	$5,600,000	$678.72

(1) Pursuant to Rule 416, this registration statement also covers an indeterminable number of additional shares of the registrant’s common stock which may become issuable under the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan by reason of any stock split, stock dividend, reverse stock split, combination of shares or any other similar increase or decrease in the number of the registrant’s common shares issued and outstanding.
(2) Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating amount of registration fee and based upon the average of the high and low prices of the Common Stock of Hornbeck Offshore Services, Inc., as reported on the New York Stock Exchange on August 9, 2019.
(3) Including associated preferred stock purchase rights. Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced or traded separately from our common stock.

Explanatory Note
Pursuant to General Instruction E on Form S-8 (Registration of Additional Securities), Hornbeck Offshore Services, Inc., a Delaware corporation, or the Registrant, is filing this Registration Statement on Form S-8 for the purpose of registering additional securities of the same class as other securities for which a Registration Statement on Form S-8 filed on September 17, 2004 (Registration No. 333-119109) relating to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, as amended from time to time (the “Plan”), is effective. The Registrant previously increased the number of shares of common stock to be issued under the Plan by filing a Registration Statement on Form S-8 on each of August 17, 2010 and June 24, 2015. The Registrant is further increasing the number of shares of common stock to be issued under the Plan by 7,000,000 shares, from 4,950,000 shares to 11,950,000 shares. The stockholders of the Registrant approved an amendment to the Plan increasing the number of shares of common stock to be issued under the Plan by 7,000,000 shares, from 4,950,000 shares to 11,950,000 shares at the annual meeting of stockholders of the Registrant on June 20, 2019. Pursuant to General Instruction E on Form S-8, the contents of the original Registration Statement on Form S-8 (Registration No. 333-119109) are hereby incorporated by reference and made a part hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, State of Louisiana on August 12, 2019.

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ Todd M. Hornbeck
Todd M. Hornbeck
President and Chief Executive Officer
KNOW ALL THESE MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Todd M. Hornbeck and James O. Harp, Jr., and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this registration statement, whether on Form S-8 or otherwise, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ Todd M. Hornbeck	Chairman of the Board, President, Chief Executive Officer, and Director (Principal Executive Officer)	August 12, 2019
(Todd M. Hornbeck)
/s/ James O. Harp, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 12, 2019
(James O. Harp, Jr.)
/s/ Larry D. Hornbeck	Director	August 12, 2019
(Larry D. Hornbeck)
/s/ Bruce W. Hunt	Director	August 12, 2019
(Bruce W. Hunt)
/s/ Steven W. Krablin	Director	August 12, 2019
(Steven W. Krablin)
/s/ Patricia B. Melcher	Director	August 12, 2019
(Patricia B. Melcher)
/s/ Kevin O. Meyers	Director	August 12, 2019
(Kevin O. Meyers)
/s/ Bernie W. Stewart	Director	August 12, 2019
(Bernie W. Stewart)
/s/ Nicholas L. Swyka Jr.	Director	August 12, 2019
(Nicholas L. Swyka Jr.)

EXHIBIT INDEX

Exhibit Number		Description of Exhibit

3.1	—	Second Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended March 31, 2005).

3.2	—	Fourth Restated Bylaws of the Company adopted June 30, 2004 (incorporated by reference to Exhibit 3.3 to the Company’s Form 10-Q for the quarter ended June 30, 2004).

3.3	—	Amendment No. 1 to Fourth Restated Bylaws of the Company adopted June 21, 2012 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 27, 2012).

3.4	—
Amended and Restated Certificate of Designation of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on July 2, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 3, 2013).

4.1	—
Specimen stock certificates for the Company’s common stock, $0.01 par value (for U.S. citizens and non-U.S. citizens) (incorporated by reference to Exhibit 4.4 to the Company’s Form 8-A/A filed July 3, 2013, Registration No. 001-32108).

4.2	—
Indenture, dated March 16, 2012 among Hornbeck Offshore Services, Inc., as issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (including form of 5.875% Senior Notes due 2020) (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed March 21, 2012).

4.3	—
Indenture dated as of August 13, 2012 by and among Hornbeck Offshore Services, Inc., the guarantors named therein, and Wells Fargo Bank, National Association, as Trustee (including form of 1.500% Convertible Senior Notes due 2019) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 13, 2012).

4.4	—
Confirmation of Base Call Option Transaction dated as of August 7, 2012 by and between Hornbeck Offshore Services, Inc. and Barclays Bank PLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on August 13, 2012).

4.5	—
Confirmation of Base Call Option Transaction dated as of August 7, 2012 by and between Hornbeck Offshore Services, Inc. and JPMorgan Chase Bank, National Association, London Branch (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on August 13, 2012).

4.6	—
Confirmation of Base Call Option Transaction dated as of August 7, 2012 by and between Hornbeck Offshore Services, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on August 13, 2012).

4.7	—
Confirmation of Additional Base Call Option Transaction dated as of August 8, 2012 by and between Hornbeck Offshore Services, Inc. and Barclays Bank PLC (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on August 13, 2012).

Exhibit Number		Description of Exhibit

4.8	—
Confirmation of Additional Base Call Option Transaction dated as of August 8, 2012 by and between Hornbeck Offshore Services, Inc. and JPMorgan Chase Bank, National Association, London Branch (incorporated by reference to Exhibit 4.6 to the Company’s Current Report on Form 8-K filed on August 13, 2012).

4.9	—
Confirmation of Additional Base Call Option Transaction dated as of August 8, 2012 by and between Hornbeck Offshore Services, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.7 to the Company’s Current Report on Form 8-K filed on August 13, 2012).

4.10	—
Confirmation of Base Warrant dated as of August 7, 2012 by and between Hornbeck Offshore Services, Inc. and Barclays Bank PLC (incorporated by reference to Exhibit 4.8 to the Company’s Current Report on Form 8-K filed on August 13, 2012).

4.11	—
Confirmation of Base Warrant dated as of August 7, 2012 by and between Hornbeck Offshore Services, Inc. and JPMorgan Chase Bank, National Association, London Branch (incorporated by reference to Exhibit 4.9 to the Company’s Current Report on Form 8-K filed on August 13, 2012).

4.12	—
Confirmation of Base Warrant dated as of August 7, 2012 by and between Hornbeck Offshore Services, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.10 to the Company’s Current Report on Form 8-K filed on August 13, 2012).

4.13	—
Confirmation of Additional Warrants dated as of August 8, 2012 by and between Hornbeck Offshore Services, Inc. and Barclays Bank PLC (incorporated by reference to Exhibit 4.11 to the Company’s Current Report on Form 8-K filed on August 13, 2012).

4.14	—
Confirmation of Additional Warrants dated as of August 8, 2012 by and between Hornbeck Offshore Services, Inc. and JPMorgan Chase Bank, National Association, London Branch (incorporated by reference to Exhibit 4.12 to the Company’s Current Report on Form 8-K filed on August 13, 2012).

4.15	—
Confirmation of Additional Warrants dated as of August 8, 2012 by and between Hornbeck Offshore Services, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.13 to the Company’s Current Report on Form 8-K filed on August 13, 2012).

4.16	—
Indenture governing the 5.000% Notes, dated March 28, 2013 among Hornbeck Offshore Services, Inc., as issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (including form of 5.000% Senior Notes due 2021) (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 28, 2013).

4.17	—
Rights Agreement dated as of July 1, 2013 between Hornbeck Offshore Services, Inc. and Computershare Inc., as Rights Agent, which includes as Exhibit A the Amended and Restated Certificate of Designation of Series A Preferred Stock, as Exhibit B the form of Right Certificate and as Exhibit C the form of Summary of Rights to Purchase Shares (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 3, 2013).

4.18	—
First Supplemental Indenture, dated October 6, 2015 among Hornbeck Offshore Services, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (to the indenture governing the 1.5% Convertible Senior Notes due 2019) (incorporated by reference to Exhibit 4.18 to the Company's Form 10-Q for the period ended September 30, 2015).

4.19	—
First Supplemental Indenture, dated October 6, 2015 among Hornbeck Offshore Services, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (to the indenture governing the 5.875% Senior Notes due 2020) (incorporated by reference to Exhibit 4.19 to the Company's Form 10-Q for the period ended September 30, 2015).

Exhibit Number		Description of Exhibit

4.20	—
First Supplemental Indenture, dated October 6, 2015 among Hornbeck Offshore Services, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (to the indenture governing the 5.000% Senior Notes due 2021) (incorporated by reference to Exhibit 4.20 to the Company's Form 10-Q for the period ended September 30, 2015).

4.21	—
Form of Call Option Termination Agreement dated as of June 2017 by and between Hornbeck Offshore Services, Inc. and the applicable counterparty (incorporated by reference to Exhibit 4.21 to the Company's Form 10-Q for the period ended September 30, 2017).

4.22	—
Form of Warrant Termination Agreement dated as of June 2017 by and between Hornbeck Offshore Services, Inc. and the applicable counterparty (incorporated by reference to Exhibit 4.22 to the Company's Form 10-Q for the period ended September 30, 2017).

4.23	—
Second Supplemental Indenture, dated May 17, 2018 among Hornbeck Offshore Services, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (to the indenture governing the 1.5% convertible Senior Notes due 2019) (incorporated by reference to Exhibit 4.23 to the Company's Form 10-Q for the period ended June 30, 2018).

4.24	—
Second Supplemental Indenture, dated May 17, 2018 among Hornbeck Offshore Services, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (to the indenture governing the 5.875% Senior Notes due 2020) (incorporated by reference to Exhibit 4.24 to the Company's Form 10-Q for the period ended June 30, 2018).

4.25	—
Second Supplemental Indenture, dated May 17, 2018 among Hornbeck Offshore Services, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (to the indenture governing the 5.000% Senior Notes due 2021) (incorporated by reference to Exhibit 4.25 to the Company's Form 10-Q for the period ended June 30, 2018).

4.26	—
Instrument of Resignation, Appointment and Acceptance dated as of May 8, 2019 by and among the Company, Wells Fargo Bank, National Association, as resigning trustee, and Wilmington Trust, National Association, as successor trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 5, 2019).

4.27	—
Third Supplemental Indenture, dated July 12, 2019 among Hornbeck OffshoreServices, Inc., the guarantors party thereto and Wells Fargo Bank, National Association,as trustee (to the indenture governing the 1.5% convertible Senior Notes due 2019) (incorporated by reference to Exhibit 4.27 to the Company's Form 10-Q for the period ended June 30, 2019).

4.28	—
Third Supplemental Indenture, dated July 12, 2019 among Hornbeck Offshore Services, Inc., the guarantors party thereto and Wilmington Trust, National Association, as successor trustee (to the indenture governing the 5.875% Senior Notes due 2020) (incorporated by reference to Exhibit 4.28 to the Company's Form 10-Q for the period ended June 30, 2019).

4.29	—
Third Supplemental Indenture, dated July 12, 2019 among Hornbeck Offshore Services, Inc., the guarantors party thereto and Wilmington Trust, National Association, as successor trustee (to the indenture governing the 5.000% Senior Notes due 2021) (incorporated by reference to Exhibit 4.29 to the Company's Form 10-Q for the period ended June 30, 2019).

Exhibit Number		Description of Exhibit
*5	—	Opinion of Winstead PC.

*23.1	—	Consent of Winstead PC (contained in Exhibit 5).

*23.2	—	Consent of Ernst & Young LLP.

*24	—	Powers of Attorney (set forth on the signature page).

99.1	—
Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, dated effective May 2, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 4, 2006).

99.2	—
Amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, dated effective May 12, 2008 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-Q for the period ended March 31, 2008).

99.3	—
Second Amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, dated effective June 24, 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 30, 2010).

99.4	—
Third Amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed June 24, 2013).

99.5	—
Fourth Amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, effective June 18, 2015 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 24, 2015).

99.6	—
Fifth Amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, effective June 20, 2019 (incorporated by reference to Exhibit 10.54 to the Company’s Form 10-Q for the period ended June 30, 2019).

*	Filed herewith.
†	Compensatory plan or arrangement under which executive officers or directors of the Company may participate.